Exhibit 10.2

For Immediate Release

Omagine LLC Shareholder Agreement is Signed

NEW YORK, May 31, 2011 – Omagine, Inc. (OTCBB: OMAG) today announced that Omagine, Inc. (the “Company”) and three other investors (the “New Shareholders”) have signed a shareholder agreement with respect to Omagine LLC (the “Shareholder Agreement”). Prior to the signing of the Shareholder Agreement Omagine LLC was a wholly owned subsidiary of the Company.

Omagine LLC was formed in the Sultanate of Oman by the Company to develop, own and operate the Omagine Project which is estimated to cost approximately $2.5 billion to develop and construct. The New Shareholders are (i) the office of Royal Court Affairs, (ii) Consolidated Contracting Company S.A. and (iii) Consolidated Contractors Co. Oman LLC.

“We are tremendously pleased with the recent signing of the Omagine LLC Shareholder Agreement and we are extremely proud to have such highly effective and strategic shareholders to guide the success of our Omagine LLC subsidiary” said the Company’s president, Frank J. Drohan.

Drohan continued, “The Company’s Board of Directors and the New Shareholders in our Omagine LLC subsidiary look forward to signing the Development Agreement with the Government of Oman and to beginning the development of the Omagine Project.“

Pursuant to the Shareholder Agreement, the Company’s 100% ownership of its Omagine LLC subsidiary will be reduced to 60% and the Company and the New Shareholders will invest approximately $70 million U.S. dollars into Omagine LLC.

The ownership of Omagine LLC is now as follows:

Omagine, Inc.	60%
Royal Court	25%
CCC-Panama	10%
CCC-Oman	5%

About the Omagine Project.

The Omagine Project is planned to be developed by Omagine LLC on approximately 245 acres of beachfront land facing the Gulf of Oman just west of Oman’s capital city of Muscat and near Muscat International Airport. The Omagine Project is planned to integrate cultural, educational, entertainment and residential components, including tourism, retail, entertainment, hotels and commercial components plus approximately two thousand residences.

About the office of Royal Court Affairs.

The office of Royal Court Affairs is an Omani organization representing the interests of His Majesty; Sultan Qaboos bin Said, the Sultan of Oman.

About Consolidated Contractors.

Consolidated Contractors Group S.A.L. (Holding Company), (“CCG”) is a Lebanese multi-national company headquartered in Athens, Greece. In 2010 CCG had five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in, among other places, every country in the Middle East. Consolidated Contracting Company S.A. (“CCC-Panama”) is a wholly owned subsidiary of CCG and is its investment arm. Consolidated Contractors Co. Oman LLC, (“CCC-Oman”) is an Omani limited liability construction company and is CCG’s operating subsidiary in Oman.

About Omagine, Inc.

Omagine, Inc. (the “Company”) is a holding company which conducts all its real-estate development, tourism and entertainment business activities through its 60% owned subsidiary Omagine LLC or its 100% owned subsidiary Journey of Light, Inc. The Company is focused on real-estate, entertainment and hospitality development opportunities in the Middle East and North Africa (“MENA”) region which is one of the fastest growing tourist destinations in the world. Governments in the MENA Region are seeking to diversify their economies through projects that create employment and tourist destinations. It is the Company’s opinion that this governmental strategic vision combined with the enormous financial resources in the MENA region will continue to present superb development opportunities.

For all the Company’s investor relations needs, investors are asked to visit Omagine’s IR Hub at http://agoracom.com/ir/omagine which provides an open discussion platform for investors and other participants. Investors may e-mail correspondence to OMAG@agoracom.com where they can also request to be added to the investor e-mail list in order to receive all future press releases and updates in real time. Investors or interested parties may also visit Omagine’s website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine, Inc.’s business are detailed in the Company's SEC reports. The Company urges investors to read the SEC Reports and cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Contact:

Omagine, Inc.
Corporate Inquiries
Charles P. Kuczynski, Vice-President
(212) 563-4141
ckuczynski@omagine.com

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